  Exhibit 99.1

For Immediate Release

LightPath Technologies Relocates ISP Optics
Westchester County, New York Operations

Part of Continued Focus on Profitability and Efficiency Enhancement Strategies

ORLANDO, FL -- July 31, 2018 -- LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, announced today the relocation and consolidation of its New York operations into its existing facilities in Orlando, Florida and Riga, Latvia. The relocation is part of the Company’s continued focus on profitability and efficiency enhancement strategies as volume production requirements have increased with accelerating adoption of its expanding line of proprietary infrared lenses.

Jim Gaynor, LightPath’s President and Chief Executive Officer, stated, “We believe that the consolidation of our facilities will not only expand our capacity, but will also better position us for continued growth, with a focus on improved profitability. The New York facility provided a solid foundation for the establishment of ISP Optics Corporation (“ISP”), our wholly-owned subsidiary, but it is not conducive to our global expansion goals. In order to minimize any disruption to our business, we have already successfully established the capabilities and part of the capacity in other facilities to allow a smooth transition from New York for the transfer of our diamond turning functions and a substantial portion of the coating processes. Ultimately, we will benefit from improved turnaround time, better quality control, reduced operating and overhead costs, and a leaner organization.”

The relocation of ISP’s New York facility is expected to be completed in phases through the end of fiscal 2019. By completing the relocation in phases, the Company expects to minimize any disruption to its business during the transition period. The relocation will involve the decommissioning of older equipment, the purchase and installation of new replacement equipment capable of providing increased output at the Company’s Orlando, Florida and Riga, Latvia facilities, and the relocation or hiring of staff at these two facilities. The Company believes that the additional equipment and staff at the Orlando, Florida and Riga, Latvia facilities will accommodate the anticipated increase in sales and improve LightPath’s ability to serve its customers’ needs.

In connection with the relocation of ISP’s New York facility, the Company expects to incur additional expenses and charges during fiscal 2019 as the phases are executed. The Company will also incur capital expenditures in connection with the relocation; however, the Company anticipates that the capital expenditures incurred during fiscal 2018 and planned in fiscal 2019, which will include expenditures related to the relocation, will remain within the Company’s capital expenditure budget for each fiscal year.

In addition to the relocation of ISP’s New York facility, the Company previously expanded its Zhenjiang, China and Riga, Latvia facilities in 2017, and is currently expanding its Orlando, Florida facility. The Company expects to complete the expansion in Orlando by November 2018. Overall, the expanded operations and relocation will provide LightPath with more vertically integrated, comprehensive, and fully redundant manufacturing capabilities across three continents for the production of a robust product suite of infrared lenses and thermal imaging, sensory, and measurement applications.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in New York, Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, and industry outlook and market trends. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

At the Company:
Jim Gaynor
President & CEO
407-382-4003 Ext 377
jgaynor@lightpath.com

Investor Relations:
Jordan Darrow
Darrow Associates
512-551-9296
jdarrow@darrowir.com